Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

CNET Networks, Inc.

Computation of Ratio of Earnings to Fixed Charges

(in thousands)

	Fiscal Year Ended December 31,					Nine Months Ended September 30, 2004
	1999	2000	2001	2002	2003
Earnings available to cover fixed charges:
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries	674,223	(593,579)	(2,058,495)	(380,878)	(25,630)	2,830
Plus: Fixed charges	10,015	20,836	22,209	18,693	14,591	11,068

Earnings available to cover fixed charges	684,238	(572,743)	(2,036,286)	(362,185)	(11,039)	13,898

Fixed charges:
Interest expense, including amortization of deferred financing costs	8,248	17,981	15,615	10,289	6,932	5,418
Interest portion of rent expense	1,767	2,855	6,594	8,404	7,659	5,650

Total fixed charges	10,015	20,836	22,209	18,693	14,591	11,068

Ratio of earnings to fixed charges	68.3	xx (a)	xx (a)	xx (a)	xx (a)	1.3

(a)	Earnings available to cover fixed charges were inadequate for the years ended December 31, 2000, 2001, 2002 and 2003. Additional earnings of approximately $593.6 million, $2.1 billion, $380.9 million and $25.6 million, respectively, for the years ended December 31, 2000, 2001, 2002 and 2003 would have been required to attain a ratio of 1:1.

CNET Networks, Inc.

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(in thousands)

	Fiscal Year Ended December 31,					Nine Months Ended September 30, 2004
	1999	2000	2001	2002	2003
Earnings available to cover combined fixed charges and preferred stock dividends:
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries	674,223	(593,579)	(2,058,495)	(380,878)	(25,630)	2,830
Plus: Combined fixed charges and preferred stock dividends	10,015	20,836	22,209	18,693	14,591	11,068

Earnings available to cover combined fixed charges and preferred stock dividends	684,238	(572,743)	(2,036,286)	(362,185)	(11,039)	13,898

Fixed charges:
Interest expense, including amortization of deferred financing costs	8,248	17,981	15,615	10,289	6,932	5,418
Interest portion of rent expense	1,767	2,855	6,594	8,404	7,659	5,650
Preferred stock dividends	—	—	—	—	—	—

Total combined fixed charges and preferred stock dividends	10,015	20,836	22,209	18,693	14,591	11,068

Ratio of earnings to combined fixed charges and preferred stock dividends	68.3	xx (a)	xx (a)	xx (a)	xx (a)	1.3

(a)	Earnings available to cover combined fixed charges and preferred stock dividends were inadequate for the years ended December 31, 2000, 2001, 2002 and 2003. Additional earnings of approximately $593.6 million, $2.1 billion, $380.9 million and $25.6 million, respectively, for the years ended December 31, 2000, 2001, 2002 and 2003 would have been required to attain a ratio of 1:1.